UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL



Date of Request: April 11, 2005

                                LitFunding Corp.
                                ----------------
             (Exact name of registrant as specified in its charter)


Nevada                               8111                            93-1221399
--------------                      ------                    ------------------
(State or other         (Primary Standard Industrial           (I.R.S. Employer
jurisdiction of          Classification Code Number)         Identification No.)
incorporation or
organization)

3700 Pecos McLeod Drive, Suite 100, Las Vegas, Nevada                  89121
----------------------------------------------------                ----------
(Address of registrant's principal executive offices)               (Zip Code)

                                  (702)317-1610
                                  -------------
              (Registrant's Telephone Number, Including Area Code)


Securities Act registration statement file number to which this form relates:
333-122779

ITEM 1. WITHDRAWAL OF REGISTRATION STATEMENT.

On February 11, 2005, LitFunding Corp., a Nevada corporation, (the "Registrant") filed a Registration Statement, File No. 333-122779, with the Securities and Exchange Commission. The Registrant's Board of Directors has determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-122779. No securities have been offered or sold pursuant to that Registration Statement on Form SB-2.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned, in the city of Las Vegas, Nevada, on April 11, 2005.



                                     LitFunding Corp.,
                                     a Nevada corporation

                                     /s/ Morton Reed
                                     --------------------------------------
                                     Morton Reed
                                     principal executive officer, president,
                                     director